Exhibit 99

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of such a statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, par value $0.00001 per share, of Akebia Therapeutics, Inc. and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other filing party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute one agreement.

In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of November 7, 2017.

NOVARTIS BIOVENTURES LTD.

By:	/s/ Bartosz Dzikowski
Name:	Bartosz Dzikowski
Title:	Secretary of the Board

By:	/s/ Beat Steffen
Name:	Beat Steffen
Title:	Authorized Signatory

NOVARTIS AG

By:	/s/ Bartosz Dzikowski
Name:	Bartosz Dzikowski
Title:	Authorized Signatory

By:	/s/ Giovanni Ferrara
Name:	Giovanni Ferrara
Title:	Authorized Signatory